EXHIBIT 10.18

                                    AGREEMENT

         This Agreement ("Agreement") is made this 14th day of March, 2000, by and between 5th Ave Channel Corp., a Florida Corporation, with its principal place of business located at 3957 NE 163d Street, North Miami, Florida 33160 ("5th Ave") and Infocall Communications Corp. ("INFE") with its principal place of business located at 8000 Towers Crescent Drive, Suite 640, Vienna, VA 22182, ("INFE").

                                    RECITALS

         Whereas, INFE is in the business of providing Internet based career services, software and systems to corporations ("INFE Products"); and,

         Whereas, 5th Ave operates a World Wide Web site currently located at WWW.5THAVENUECHANNEL.COM and WWW.5AC.COM (the "5th Ave Site") on the Internet which includes a product sales area (the "Sales Area"), and is planning on launching a Television Channel (the "5th Ave Channel") which will be airing financial and entrepreneurial programming offering information and the promotion of product sales; and,

         Whereas, 5th Ave and INFE agree as described below;

         NOW, THEREFORE, INFE and 5th Ave agree as follows:

         1. OBLIGATIONS AND TERM

                  1.1 CONCEPT. Subject to the terms and conditions of this Agreement, 5th Ave and INFE agree to co-develop and co-market a career service ("Career Service"), as defined below, on the Internet and through the utilization of 5th Ave's cable television channel and web site. The Career Service will consist of a searchable resume and job database, a banner advertising program, a video corporate career profile and resume service utilizing 5th Ave's net video concept and other services as agreed to from time to time. INFE will be responsible for the development and implementation of a resume and job database, banner advertising and marketing of corporate career profile and video resumes. 5th Ave will be responsible for the video technology of the Career Service and the proper implementation and management of the same. The parties mutually agree to co-market the Career Service with INFE having the responsibility to market the Career Service over the Internet and 5th Ave having the responsibility to market the Career Service on its cable broadcast television channel and other 5th Ave-related websites. The customers and inquiries generated from all such activities, whether from INFE's client database and marketing activities or 5th Ave's website, television channel, or the outlets of 5th Ave's clients, will be known for the sake of this Agreement as "Customers". In addition, 5th Ave agrees to promote INFE's INFe-Structure consulting services on its website and television channel and to promote selected INFE clients on a corporate profile basis.

                  1.2 VENTURE OBLIGATIONS. In addition to the other obligations specified in this Agreement, during the term of this Agreement, INFE commits to designing and managing


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a Career Service program "Branded" for 5th Ave as modified from time to time by mutual agreement of the parties. The Career Service will include the 5th Avenue concepts of Netvideo Jobs, Netvideo Careers and Netvideo Employment. 5th Ave agrees to assist in the conceptual design of the program, and to assist INFE in the deployment, marketing and promotion of this program. Each partner agrees to assign a project manager to this program and to maintain such throughout the life of this program. The costs associated with this project will be shared on a pre-negotiated basis.

                  1.3 TERM. The Term of this Agreement shall commenc6 as of the date set forth above and end on the last day of the twenty-fourth (24th) calendar month following the month in which the INFE services become active (the "Deployment Date") and is subject to renewal as follows: The Term shall automatically be extended for additional consecutive twelve month (12) renewal periods (each a "Renewal Term") unless either party provides written notice to the other party at least thirty (30) days prior to expiration of the Term, or any renewal thereof, of its desire not to renew. Any reference herein to the "Term" shall include each Renewal Term. This Agreement may be terminated only upon a breach by either Party not cured within the time set forth in Section
6.13 below. If this Agreement is terminated due to a breach of contract, then the breaching party shall not be entitled to compensation at the rates provided herein for any transactions, as hereinafter defined, in progress.

         2. PROGRAMMING.

                  2.1 DESIGN, COSTS, AND FEATURES AND SERVICE. The Internet design and programming for the Career Service will be performed under the direction of INFE with the assistance and approval of the 5th Avenue project manager assigned to the program. The cost of the necessary personnel, software development, computer equipment, hardware, testing, and implementation will be borne by both parties on a negotiated basis pending approval of a budget prepared by the venture parties. Features of the Career Service will consist of a job and resume database search and matching capability, job advertisements, "featured corporations profile" program, banner advertisement program and other career and job services as agreed to from time to time. The unique focus of the Career Service will be the use of 5th Ave's net video concepts and the deployment of a video jobs, careers and employment service. Each party hereto shall retain patents, trademarks, copyrights and ownership of the respective party's invention.

                  2.2 SITE DEVELOPMENT, HOSTING AND MAINTENANCE. The parties agree that the user interface on 5th Ave's site will interface with a Host Server in ways to be determined by the technology personnel of both parties. The user interface will be consistent with 5th Ave's design and navigation. INFE shall incorporate 5th Ave Brand Marks, as well as any other text, graphics, animation, scripts or other materials deemed necessary or desirable by both parties including other 5th Ave products and services.

                  2.3 CUSTOMER AND TECHNICAL SUPPORT INQUIRIES. All customer or technical support inquiries shall be directed to an e-mail address and phone numbers specified by 5th Ave and forwarded to INFE for handling. Both parties will assign content project managers to manage the development and maintenance which results from the execution of this agreement.

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                  2.4 INFE PERMISSIONS. INFE hereby grants to 5th Ave the
non-exclusive, non-transferable, non-assignable (except as provided in Section 6.1) right during the Term to use (i.e., to copy, transmit, distribute, display and perform both privately and publicly) the INFE Site name and programming, the name and other related textual, programming and graphic material that are provided by INFE to 5th Ave for the express purpose of inclusion on the 5th Ave Site or the 5th Ave Channel from time to time (collectively, the "INFE Materials"), at 5th Ave's discretion. INFE also authorizes, but does not require, 5th Ave to refer, at its discretion, in 5th Ave's advertising and promotion to the fact that the INFE services are accessible through 5th Ave, provided that 5th Ave does not disparage INFE, its products, services or affiliates. All use of INFE Materials hereunder shall inure to the benefit of INFE and shall not create any rights, title or interest in them for 5th Ave. No other use of INFE's names, trademarks, services marks, design marks, symbols and/or other indicia of origin or other designations confusingly similar to any of the foregoing may be made by 5th Ave for any purpose without the prior written approval of INFE. As between INFE and 5th Ave, INFE owns and shall continue to own, exclusively, all right, title and interest (including, without limitation, all rights provided under the law of copyright and trademark) in and to the INFE Materials. Nothing above implies that 5th Ave is obliged to use INFE's name in its marketing or site design.

                  2.5 5TH AVE PERMISSIONS. 5th Ave hereby grants to INFE, its affiliates and agents the non-exclusive, non-transferable, non-assignable (except as provided in Section 6.1) right during the Term to use (i.e., to copy, transmit, distribute, display and perform both privately and publicly) the Return Icon, 5th Ave's name, the name of the 5th Ave Site, the name of the 5th Ave Channel, the name of the Sales Area and other related textual and graphic material that are provided by 5th Ave to INFE for the express purpose of inclusion on INFE's server, if part of the programming described under this agreement requires programming to reside on INFE's server (collectively, the "5th Ave Materials"). 5th Ave also authorizes INFE to refer in INFE's advertising and promotion to the fact that INFE's products and services are accessible through 5th Ave's web site, provided that, unless it receives written permission from 5th Ave, any such statement does not disparage 5th Ave, its products, services or affiliates. All use of the 5th Ave Materials hereunder shall inure to the benefit of 5th Ave and shall not create any rights, title or interest in them for WFE. No other use of 5th Ave's names, trademarks, services marks, design marks, symbols and/or other indicia of origin will be made by INFE for any purpose without the prior written approval of 5th Ave. As between ME and 5th Ave, 5th Ave owns and shall continue to own, exclusively, all right, title and interest (including, without limitation, all rights provided under the law of copyright and trademark) in and to the 5th Ave Materials and all names, trademarks, service marks, design marks, symbols and/or indicia of origin therein throughout the world and in perpetuity, subject to the permissions granted in this Agreement.

         3. FEES AND OTHER COMPENSATION.

                  3.1 TRANSACTIONS. Both parties agree to share in the revenues and profits from the Career Service based on fees and schedules to be developed by the parties which schedules will be made addenda to this Agreement and will be attached hereto and considered a part hereof.

                  3.2 AUDITING. Either party shall have the right, at its expense, upon thirty (30) business days written notice and during the other party's normal business hours, to


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inspect and audit the relevant site logs, books and records of the other party for the purpose of verifying the performance, any reports, information or payments due under this Agreement. Any such audit shall be conducted by a firm of independent certified public accountants reasonably acceptable to the other party. In the event of any shortfall in payment to a party is found which exceeds ten percent (10%) of the total due to said party for the reporting period audited, the party responsible for the shortfall shall reimburse the other party for the reasonable fees of the accountants conducting the audit.

                  3.3 TRACKING AND NAMES.

                           3.3.1 The determination of the source for career
services and products offered by 5th Ave shall be done by identifying Customers who link through 5th Ave or their clients and/or by the use of currently deployed browser "Cookie" technology. In the case of users who access without making such cookies available (or in the event that use of such cookies is restricted by law or abandoned) and in the case of users linking to the supplied URLs (for example, by the appearance of the supplied URL on a search site or by obtaining a bookmark to the supplied URL from a linking Customer), then, notwithstanding anything to the contrary herein, INFE shall cooperate reasonably with 5th Ave to identify feasible, lawful, available alternate technological means to identify such users. Notwithstanding the foregoing, INFE shall separately track and report all electronic mail leads generated by the 5th Ave inquiry forms.

                           3.3.2 INFE will provide to 5th Ave all names and
contact information from all Customers who have come to INFE through 5th Ave or its clients, except in those circumstances where INFE is prevented doing so by applicable law.

                  3.4 OTHER COMPENSATION. As a material inducement to enter into this Agreement, INFE agrees that it will waive any fees that INFE normally charges for any personnel that FAVE hires through INFE's ITCareernet.com recruitment services.

         INFE agrees to issue to FAVE 700,000 shares of INFE's common stock par value $.001 (seven hundred thousand). Such shares will not be registered under the Securities Act and will bear a restrictive legend, which enables FAVE to sell such shares pursuant to SEC Rule 144.

FAVE agrees to issue to INFE 100,000 shares of FAVE's common stock par value $.001 (one hundred thousand). Such shares will not be registered under the Securities Act and will bear a restrictive legend, which enables INFE to sell such shares pursuant to SEC Rule 144).

         4. CONFIDENTIAL INFORMATION.

                  4.1 DEFINITION. As used herein, "Confidential Information" shall mean all oral or written information, of whatever kind and in whatever form, relating to past, present or future products, software, research, development, inventions, processes, techniques, designs or other technical information and date, and marketing plans (including such information of third parties that a party hereto is obligated to hold as confidential), provided that such information has been reasonably identified as or could be reasonably considered to be proprietary or confidential, that either party (a) may have received prior to the date of this Agreement, whether directly from


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the other or indirectly from third parties, or (b) may receive hereunder from the other. The terms of this Agreement shall be deemed Confidential Information.

                  4.2 OBLIGATION. Each party agrees that, with respect to its receipt of Confidential Information of the other party it shall:

                           4.2.1 use the same care and discretion to prevent
disclosure of such Confidential Information as it uses with similar Confidential Information of its own that it does not desire to disclose but in no even with less than a reasonable degree of care;

                           4.2.2 accept such Confidential Information and use
such Confidential Information only for the purposes permitted hereunder; and

                           4.2.3 restrict disclosure of Confidential Information
solely to those of its employees and agents who have a need to know and are obligated not to disclose such Confidential Information to any third parties.

                  4.3 EXCEPTIONS. The restrictions of Section 4.2 shall not apply to information that:

                           4.3.1 is or hereafter becomes part of the public
domain through no wrongful act, fault or negligence on the part of the recipient;

                           4.3.2 the recipient can reasonably demonstrate, is
already in its possession and not subject to an existing agreement of confidentiality;

                           4.3.3 is received from a third party without
restriction and without breach of this Agreement;

                           4.3.4 was independently developed by the recipient as
evidenced by its records; or

                           4.3.5 recipient is required to disclose pursuant to a
valid order of a court or other governmental body; provided, however, that the recipient shall first have given notice to the disclosing party and shall give the disclosing party a reasonable opportunity to interpose an objection or obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

                  4.4 RETURN. All notes, data, reference manuals, sketches, drawings, memoranda, electronic media, records in any way incorporating or reflecting any Confidential Information of the disclosing party and all proprietary rights therein shall belong exclusivity to such disclosing party and the recipient agrees to return all copies of such materials to the disclosing party immediately upon request or upon termination or expiration of this Agreement.

         5. LIABILITY.

                  5.1 PRODUCT RESPONSIBILITY. INFE and 5th Ave acknowledge that neither advocates nor endorses the purchase or the use of any of the products or services offered


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by the other through their respective World Wide Web sites or otherwise, nor do they guaranty the quality, fitness or results of any such products or their compliance with any law or regulation.

                  5.2 REPRESENTATIONS AND WARRANTIES OF INFE. INFE represents and warrants that: (a) INFE has the right to enter into this Agreement and to grant the rights and licenses granted herein; (b) the reproduction, distribution, transmission, public performance and public display of the INFE Material in connection with the 5th Ave Site and the 5th Ave Channel do not and will not (i) invade the right of privacy or publicity of any third person, (ii) contain any libelous, obscene, indecent or otherwise unlawful material, or (iii) infringe any patent, copyright or trademark right in any jurisdiction, or (iv) contravene any other rights of any third person; (c) INFE has received no notice of such invasion, violation or infringement of rights; except that the representations and warranties in subsections (b) and (c) above shall not apply to User Content or Product Content. Instead, INFE agrees that it shall use commercially reasonable efforts to monitor and edit such User Content and Product Content and shall use commercially reasonable efforts to promptly remove any User Content and Product Content from the 5th Ave Sites which fails to conform with the warranties and representations in subjection (b) above. "User Content" means content uploaded by parties other than INFE; "Product Content" means content contained in products sold by parties other than INFE. INFE shall provide commercially reasonable customer service to consumers in connection with the 5th Ave site and the 5th Ave Channel, subject to the cure provisions set forth in Section 6.13.

                  5.3 REPRESENTATIONS AND WARRANTIES OF 5TH AVE. 5th Ave represents and warrants that: (a) 5th Ave has the right to enter into this Agreement and to grant the rights and licenses granted herein; (b) the 5th Ave Sites and the 5th Ave Channel and the reproduction, distribution, transmission, public performance and public display of the 5th Ave Materials as permitted herein do not and will not (i) invade the right of privacy or publicity of any third person, (ii) contain any libelous, obscene, indecent or otherwise unlawful material, or (iii) infringe any patent, copyright or trademark right in any jurisdiction; or (iv) contravene any other rights of any third person; (c) 5th Ave has received no notice of such invasion, violation or infringement of rights; except that the representations and warranties in subsections (b) and
(c) above shall not apply to User Content or Product Content. Instead, 5th Ave agrees that it shall use commercially reasonable efforts to monitor and edit such User Content and Product Content and shall use commercially reasonable efforts to promptly remove any User Content and Product Content that fails to conform with the warranties and representations in subsection (b) above.

                  5.4 BREACH OF REPRESENTATION, WARRANTY OR COVENANT. Each party to this Agreement shall defend, indemnify and hold harmless the other party and each of its officers, directors, employees and agents (each, an "Indemnitee") against and in respect of any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise) (collectively "Damages") arising out of, resulting from or based upon any claim, action or proceeding by any third party alleging facts or circumstances constituting a breach of the representations and warranties of this Section 5 made by such indemnifying party (the "Indemnifying Party").

                  5.5 PROCEDURES FOR INDEMNIFICATION. Whenever a claim shall arise for indemnification under this Section 5, the relevant Indemnitees, as appropriate, shall promptly


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notify the Indemnifying Party and request the Indemnifying Party to defend the same. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party might have, except to the extent that such failure prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party shall have the right to defend against such liability or assertion in which event the Indemnifying Party shall give written notice to the relevant Indemnitees of acceptance of the defense of such claim and the identity of counsel selected by the Indemnifying Party. Except as set forth below, such notice of the relevant Indemnitees shall give the Indemnifying Party full authority to defend, adjust, compromise or settle such action, suit, proceeding or demand with respect to which such notice shall have been given, except to the extent that any compromise or settlement shall prejudice the intellectual property rights of the relevant Indemnitees. The Indemnifying Party shall consult with the relevant Indemnitees prior to any compromise or settlement which would affect the intellectual property rights or other rights of any Indemnitee, and the relevant Indemnitees shall have the right to refuse such compromise or settlement and, at the refusing party's or refusing parties' cost, to take over such defense, provided that in such event the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify the relevant Indemnitees against, any costs or liability in excess of such refused compromise or settlement. With respect to any defense accepted by the Indemnifying Party, the relevant Indemnitees shall be entitled to participate with the Indemnifying Party in such defense if the action or claim requests equitable relief or other relief that could affect the rights of the Indemnity and also shall be entitled to employ separate counsel for such defense at such Indemnitees expense. In the event the Indemnifying Party does not accept the defense of any indemnified claim as provided above, the relevant Indemnitees shall have the right to employ counsel for such defense at the expense of the Indemnifying Party. Each party agrees to cooperate and to cause its employees and agents to cooperate with then other party in the defense of any such action and the relevant records of each party shall be available to the other party with respect to any such defense.

                  5.6 RISK ALLOCATION. Neither party will be liable to the other party (nor to any person claiming rights derived from the other party's rights) for incidental, indirect, consequential, special, punitive or exemplary damages of any kind - including lost revenues or profits, loss of business or loss of data - arising out of this Agreement (including without limitation as a result of any breach of any warranty or other term of this agreement), regardless of whether the party liable or allegedly liable was advised, had other reason to know, or in fact knew of the possibility thereof.

                  5.7 ACKNOWLEDGEMENT OF NO WARRANTY. Excepts as expressly provided herein, neither party warrants that their respective web sites or the co-branded sites will perform in the manner expected or without interruption, error or defect or that any revenue to either party will result from the activities contemplated by this agreement. Except as expressly set forth in this Agreement, neither party makes any warranties of any kind, express or implied, including warranties of merchantability or fitness for a particular purpose or warranties against infringement of any intellectual property rights not specifically enumerated.

                  5.8 LIMITATION OF LIABILITY. Each party's liability to the other party for any and all claims and damages incurred by such party relating to or arising out of the subject matter of this Agreement, whether in contract, tort, implied warranty, strict liability or other form of action, except for claims for violations of a party's intellectual property rights, and any right


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of indemnity provided herein, shall be limited to the greater of (x) the amounts paid by INFE to 5th Ave pursuant to this Agreement for the preceding three months or (y) one thousand dollars. 5th Ave and INFE each acknowledge that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions associated with this Agreement. The warranty disclaimers and limitations in this Agreement are intended to limit the circumstances of liability. The remedy limitations, and the limitations of liability, are separately intended to limit the forms of relief available to the parties. The provisions of this Section 5.8 shall be enforceable independent and severable from any other enforceable or unenforceable provision of this Agreement.

         6. MISCELLANEOUS PROVISIONS.

                  6.1 ASSIGNMENT. Except as otherwise provided herein, neither INFE nor 5th Ave may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without prior written consent of the other, which consent shall not be unreasonably withheld. Any purported assignment or delegation without such required consent shall be null and void.

                  6.2 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same Agreement.

                  6.3 GOVERNING LAW. This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws in the State of Florida. In connection with any judicial proceeding: (i) the parties consent to the exclusive jurisdiction of the state and federal courts having jurisdiction over Dade County, Florida; (ii) both 5th Ave and INFE waive personal service and agree that service of any pleading, notice, complaint, etc. may be served by certified or registered mail by one party to the other party at such other party's address for notices as set forth above; and (iii) such service shall be deemed effective as if personally served upon the receiving party at its principal place of business. If either party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, in arbitration, litigation, or otherwise.

                  6.4 HEADINGS. Section hearings are for convenience only and are not a part of the Agreement.

                  6.5 NO AUTHORITY TO EXECUTE OTHER PARTY'S AGREEMENTS. Neither party has the authority to enter into agreements of any kind on behalf of the other party.

                  6.6 INTEGRATION. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements between 5th Ave and INFE concerning the subject matter, and cannot be amended except by a writing signed by both parties.

                  6.7 NO RELIANCE. No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

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                  6.8 NOTICE. All notices, demands and other communications
hereunder shall be in Writing or by written telecommunications, and shall be deemed to have been duly given: (i) if mailed by certified mail, postage prepaid, on the date five (5) days from the date of mailing, (ii) if delivered by overnight courier, when received by the addressee or (iii) if sent by confirmed telecommunication, one business day following receipt by the addressee at the following address:

                  If to 5th Ave:
                           Adam Taylor
                           Chief Operating Officer
                           5th Ave Channel
                           3957 NE 163d Street
                           North Miami, Florida 33160

                  If to INFE:
                           Thomas Richfield
                           CEO
                           8000 Towers Crescent Drive
                           Suite 640 Vienna, VA 22182

         or such other address as either party may specify by notice given in writing.

                  6.9 PRESUMPTIONS. In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn (i) because the attorneys for one of the parties drafted the agreement, (ii) because of the drafting history of the agreement; or (iii) because of the inclusion of a provision not contained in a prior draft, or the deletion of a provision contained in a prior draft.

                  6.10 SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or enforceable in any respect, the remaining provisions shall remain in full force and effect.

                  6.11 SURVIVAL. The provisions of Section 4 and 5 shall survive termination or expiration of the Agreement.

                  6.12 WAIVER. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same of any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

                  6.13 RIGHT TO CURE. In the event either party desires to assert any remedies for breach of this Agreement, the party desiring to assert such remedies shall give the other party thirty (30) days written notice and an opportunity to cure within ten (10) business days.

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         IN WITNESS WHEREOF, the parties hereto caused their duly authorized officers to execute this Agreement as of the date set forth above. 5th Ave Channel Corp.

                                       5th Ave Channel Corp.


-------------------------------        By:
Officer                                   --------------------------------------
                                       Name:  Melvin Rosen
                                       Title:  President, Chief Executive

                                       Infocall Communications Corp.


-------------------------------        By:
Officer                                   --------------------------------------
                                       Name:  Thomas M. Richfield
                                       Title:  President, Chief Executive

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